Exhibit 99.1

NRG Energy, Inc. Reports First Quarter 2025 Results and Reaffirms 2025 Financial Guidance

•Reporting $750 million of GAAP Net Income, $531 million of Adjusted Net Income, and $2.68 Adjusted EPS
•Announcing the strategic acquisition of a premier portfolio of 13 GW of natural gas generation primarily in PJM and ERCOT and 6 GW C&I VPP platform from LS Power for cash and stock
•Closed acquisition of 738 MW of flexible natural gas generation in Texas at an attractive value well below new build cost
•1.5 GW of eligible Texas Energy Fund projects are now all in active due diligence review, with the recent addition of Greens Bayou
•Reaffirming 2025 guidance ranges and capital allocation

HOUSTON—May 12, 2025—NRG Energy, Inc. (NYSE: NRG) today reports GAAP Net Income of $750 million for the three months ended March 31, 2025. GAAP EPS — basic is $3.70, Cash Provided by Operating Activities is $855 million, Adjusted Net Income is $531 million, Adjusted EPS is $2.68, Adjusted EBITDA is $1,126 million, and Free Cash Flow before Growth Investments (FCFbG) is $293 million for the first quarter of 2025.

“NRG achieved exceptional financial and operational performance in the first quarter. Every part of our organization operated at a high level to meet customer and market needs amidst the backdrop of increasing power demand,” said Larry Coben, Chair, President, and Chief Executive Officer. “We are also increasing our gearing to tightening power markets and to better take advantage of the demand supercycle through the acquisition of assets from LS Power. This highly accretive transaction transforms our generation fleet, enhances our ability to serve customers, and drives long-term value for our shareholders.”

NRG is reaffirming its 2025 guidance ranges for Adjusted EPS and FCFbG of $6.75 - $7.75 and $1,975 - $2,225 million, respectively, in addition to the other metrics found in Table 2.

Consolidated Financial Results
Table 1:

	Three Months Ended
($ in millions, except per share amounts)	3/31/2025	3/31/2024
GAAP Net Income	$750	$511
Adjusted Net Incomea b	$531	$305
GAAP EPS — basic	$3.70	$2.36
Adjusted EPSa c	$2.68	$1.46
Adjusted EBITDA[a]	$1,126	$870
Cash Provided by Operating Activities	$855	$267
Free Cash Flow Before Growth Investments (FCFbG)[a]	$293	$(40)
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-1 through A-3 for GAAP reconciliations. Adjusted EPS, Adjusted Net Income, and Adjusted EBITDA exclude fair value adjustments related to derivatives

b Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'; see Appendix tables A-1 and A-2
c Adjusted EPS calculated based on Adjusted Net Income divided by weighted average number of common shares outstanding - basic

NRG's GAAP Net Income for the first quarter 2025 is $239 million higher than prior year. This increase is primarily driven by strong performance from each of the Company's segments, as detailed in the Adjusted EBITDA results below. In addition, GAAP Net Income for the first quarter 2025 includes lower gains on unrealized non-cash mark-to-market economic hedges in 2025, compared to in 2024. Certain economic hedge positions are required to be marked-to-market every period, while the customer contracts related to these items are not, resulting in temporary unrealized non-cash losses or gains on the economic hedges that are not reflective of the expected economics at future settlement.

Adjusted Net Income for the first quarter 2025 is $531 million, $226 million higher than prior year, primarily driven by a $256 million improvement in Adjusted EBITDA described in the segment results below. Adjusted EPS is $2.68 for the first quarter 2025, $1.22 higher than prior year as a result of continued operational execution, in addition to 11 million fewer weighted average common shares outstanding – basic.

NRG’s first quarter 2025 results for Adjusted EPS, FCFbG, and other metrics grew significantly, due to excellent consolidated financial and operational performance. The Company's retail energy business continued to deliver strong margins and the generation fleet had excellent 91% In-the-Money-Availability. NRG's Smart Home segment continued to deliver above expectations with over 6% net customer growth and 4% margin expansion from the first quarter of 2024, in addition to continuing a record-high retention rate of 90%.

Reaffirming 2025 Guidance

NRG is reaffirming its guidance for 2025 as set forth below.

Table 2: Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG Guidance for 2025a

2025
($ in millions, except per share amounts)	Guidance
Adjusted Net Income	$1,330 - $1,530
Adjusted EPS	$6.75 - $7.75
Adjusted EBITDA	$3,725 - $3,975
FCFbG	$1,975 - $2,225
a Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and FCFbG are non-GAAP financial measures; see Appendix tables A-5 and A-6 for GAAP reconciliations. Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA exclude fair value adjustments related to derivatives. The Company does not guide to GAAP Net Income due to the impact of such fair value adjustments related to derivatives in a given year

2025 Capital Allocation

NRG is reaffirming its 2025 capital allocation.

In 2025, the Company plans to return $1.3 billion in share repurchases and common stock dividends of approximately $345 million. Through April 30, 2025, the Company returned $532 million to shareholders through $445 million in share repurchases and $87 million in common stock dividends.

On April 8, 2025, NRG declared a quarterly dividend of $0.44 per common share, or $1.76 per share on an annualized basis. This dividend was increased in January 2025 representing an 8% annualized increase, in line with the Company's annual dividend target growth rate of 7-9% per share. The dividend is payable on May 15, 2025, to common stockholders of record as of May 1, 2025.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of common stock repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the Company’s ability to maintain satisfactory credit ratings.

NRG Strategic Developments

NRG to Acquire a Premier Power Portfolio from LS Power

NRG has entered into a definitive agreement with LS Power to acquire a power portfolio (the “Portfolio”) including 13 GW of premier natural gas-fired generation and the leading C&I VPP business with 6 GW of capacity. The transaction has a purchase price consisting of 24.25 million shares of NRG common stock, $6.4 billion in cash, and the assumption of $3.2 billion in debt, in addition to working capital. The Company expects to realize net present value tax benefits of approximately $0.4 billion, generated directly as a result of the transaction.

The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions and regulatory approvals including Hart-Scott-Rodino (HSR), Federal Energy Regulatory Commission (FERC), and the New York State Public Service Commission (NYSPSC).

Addition of 738 MW of Flexible Natural Gas Texas Generation

NRG successfully closed on April 10, 2025, the strategic acquisition of a 738 MW natural gas combined cycle peaking generation portfolio in Texas from Rockland Capital for $560 million subject to standard working capital adjustment, or an attractive $760 per kW, far below the cost of a new build. The transaction enhances NRG's integrated supply strategy with critical peaking and baseload capacity in key load zones across Texas.

1.5 GW Texas Brownfield Natural Gas New Build Updates

NRG continued the advancement of its three brownfield natural gas plants, now totaling 1.5 GW in Texas Energy Fund (TEF) due diligence. In March 2025, the Public Utility Commission of Texas (PUCT) selected the 443 MW Greens Bayou peaking facility project to advance to the next phase of diligence, marking the third NRG project chosen under the TEF process. The continued progress and expanded considerations for these projects underscore NRG's commitment to delivering high-quality dispatchable generation to meet the growing energy needs of Texas consumers. Commercial operation at T.H. Wharton is expected by summer 2026.

Segment Results

Table 3: Adjusted EBITDAa

($ in millions)	Three Months Ended
Segment	3/31/2025	3/31/2024
Texas	$299	$219
East	474	351
West/Services/Other[b]	77	56
Vivint Smart Home	276	244
Adjusted EBITDA	$1,126	$870
a Adjusted EBITDA is a non-GAAP financial measure; see Appendix tables A-1 and A-2 for GAAP reconciliation of Adjusted EBITDA (by operating segment) to GAAP Net Income (by operating segment). Adjusted EBITDA excludes fair value adjustments related to derivatives
b Includes Corporate activities

Texas: First quarter 2025 Adjusted EBITDA is $299 million, $80 million higher than prior year. The increase is primarily driven by higher economic gross margin, including impact of weather, strong plant performance, and supply optimization.

East: First quarter 2025 Adjusted EBITDA is $474 million, $123 million higher than prior year. This increase is primarily driven by higher natural gas wholesale and retail gross margins and increased volumes from weather, and higher generation volumes and capacity prices in New York, partially offset by an increase in planned outage expenditures as compared to prior year.

West/Services/Other: First quarter 2025 Adjusted EBITDA is $77 million, $21 million higher than prior year. This increase is primarily driven by higher retail natural gas and power margins from lower supply costs, partially offset by the sale of Airtron in September 2024.

Vivint Smart Home: First quarter 2025 Adjusted EBITDA is $276 million, $32 million higher than prior year. The increase is attributable to growth in customer count and an increase in monthly recurring revenue per customer.

Liquidity and Capital Resources
Table 4: Corporate Liquidity

(In millions)	3/31/25	12/31/24
Cash and Cash Equivalents	$693	$966
Restricted Cash	15	8
Total	$708	$974
Total availability under revolving credit facility and collective collateral facilities	4,510	4,469
Total liquidity, excluding funds deposited by counterparties	$5,218	$5,443

As of March 31, 2025, NRG's unrestricted cash was $0.7 billion, and $4.5 billion was available under the Company’s credit facilities. Total liquidity was $5.2 billion.

Earnings Conference Call
On May 12, 2025, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real-time.

About NRG
NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn and follow us on X @nrgenergy.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the proposed transaction between NRG and LS Power, the expected closing of the transaction and the timing thereof, including receipt of required regulatory approvals and satisfaction of other customary closing conditions, the financing of the proposed transaction, enhancements to NRG's credit profile, synergies, opportunities, anticipated future financial and operational performance, and NRG's future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, the imposition of tariffs and escalation of international trade disputes, the inability to close (or any delay in closing) the proposed acquisition of the Portfolio, the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement relating to the Portfolio (including the inability to obtain required governmental and regulatory approvals in a timely manner or at all), the inability to obtain financing for the proposed acquisition of the Portfolio, the inability of the combined company to realize expected synergies and benefits of integration (or that it takes longer than expected) which may result in the combined company not operating as effectively as expected, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, the volatility in demand for power and gas, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, the failure of NRG’s expectations regarding load growth to materialize, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its supply strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, operational and reputational risks related to the use of artificial intelligence and the adherence to developing laws and regulations related to the use thereof, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, customer origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and company wide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain customers, the ability to successfully integrate businesses of acquired assets or companies (including the Portfolio), NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, NRG’s ability to execute its capital allocation plan, and the other risks and uncertainties discussed in this release and in our Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commissions (the "SEC"). Achieving investment grade credit metrics is not an indication of or guarantee that NRG will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Adjusted EBITDA, cash provided by operating activities, Free Cash Flow before Growth, Adjusted Net Income, and Adjusted EPS guidance are estimates as of May 12, 2025. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the SEC at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts

Media	Investors
Ann Duhon	Brendan Mulhern
713.562.8817	609.524.4767

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(In millions, except for per share amounts)	2025	2024
Revenue
Revenue	$8,585	$7,429
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	6,561	5,662
Depreciation and amortization	326	333
Selling, general and administrative costs (excluding amortization of customer acquisition costs of $65 and $42, respectively, which are included in depreciation and amortization shown separately above)	549	549
Acquisition-related transaction and integration costs	8	9
Total operating costs and expenses	7,444	6,553
Loss on sale of assets	(7)	(4)
Operating Income	1,134	872
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	2	3
Other income, net	12	30
Loss on debt extinguishment	—	(58)
Interest expense	(163)	(152)
Total other expense	(149)	(177)
Income Before Income Taxes	985	695
Income tax expense	235	184
Net Income	$750	$511
Less: Cumulative dividends attributable to Series A Preferred Stock	17	17
Net Income Available for Common Stockholders	$733	$494
Income per Share
Weighted average number of common shares outstanding — basic	198	209
Income per Weighted Average Common Share — Basic	$3.70	$2.36
Weighted average number of common shares outstanding — diluted	203	214
Income per Weighted Average Common Share —Diluted	$3.61	$2.31

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended March 31,
(In millions)	2025	2024
Net Income	$750	$511
Other Comprehensive Income/(Loss)
Foreign currency translation adjustments	2	(8)
Defined benefit plans	—	(1)
Other comprehensive income/(loss)	2	(9)
Comprehensive Income	$752	$502

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2025	December 31, 2024
(In millions, except share data)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$693	$966
Funds deposited by counterparties	730	199
Restricted cash	15	8
Accounts receivable, net	3,512	3,488
Inventory	373	478
Derivative instruments	3,436	2,686
Cash collateral paid in support of energy risk management activities	217	309
Prepayments and other current assets	899	830
Total current assets	9,875	8,964
Property, plant and equipment, net	2,223	2,021
Other Assets
Equity investments in affiliates	47	45
Operating lease right-of-use assets, net	140	151
Goodwill	5,012	5,011
Customer relationships, net	1,469	1,538
Other intangible assets, net	1,381	1,370
Derivative instruments	1,735	1,710
Deferred income taxes	1,923	2,067
Other non-current assets	1,186	1,145
Total other assets	12,893	13,037
Total Assets	$24,991	$24,022

	March 31, 2025	December 31, 2024
(In millions, except share data)	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$997	$996
Current portion of operating lease liabilities	52	66
Accounts payable	2,356	2,513
Derivative instruments	2,595	2,297
Cash collateral received in support of energy risk management activities	730	199
Deferred revenue current	690	711
Accrued expenses and other current liabilities	1,880	2,031
Total current liabilities	9,300	8,813
Other Liabilities
Long-term debt and finance leases	9,812	9,812
Non-current operating lease liabilities	125	117
Derivative instruments	1,288	1,107
Deferred income taxes	12	12
Deferred revenue non-current	830	862
Other non-current liabilities	847	821
Total other liabilities	12,914	12,731
Total Liabilities	22,214	21,544
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at March 31, 2025 and December 31, 2024, aggregate liquidation preference of $650; at March 31, 2025 and December 31, 2024	650	650
Common stock; $0.01 par value; 500,000,000 shares authorized; 203,061,220 and 205,064,058 shares issued and 196,462,125 and 198,604,003 shares outstanding at March 31, 2025 and December 31, 2024, respectively	2	2
Additional paid-in-capital	518	705
Retained earnings	2,162	1,535
Treasury stock, at cost; 6,599,095 shares and 6,460,055 shares at March 31, 2025, and December 31, 2024, respectively	(440)	(297)
Accumulated other comprehensive loss	(115)	(117)
Total Stockholders' Equity	2,777	2,478
Total Liabilities and Stockholders' Equity	$24,991	$24,022

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
(In millions)	2025	2024
Cash Flows from Operating Activities
Net Income	$750	$511
Adjustments to reconcile net income to cash provided by operating activities:
Equity in and distributions from earnings of unconsolidated affiliates	(1)	(2)
Depreciation of property, plant and equipment and amortization of customer relationships and other intangible assets	218	268
Amortization of capitalized contract costs	108	65
Net (gain) on/accretion of asset retirement obligations	(10)	4
Provision for credit losses	56	75
Amortization of financing costs and debt discounts	6	11
Loss on debt extinguishment	—	58
Amortization of in-the-money contracts and emissions allowances	44	78
Amortization of unearned equity compensation	29	30
Net loss on sale of assets and disposal of assets	8	9
Gain on proceeds from insurance recoveries for property, plant and equipment, net	(100)	—
Changes in derivative instruments	(320)	(535)
Changes in current and deferred income taxes and liability for uncertain tax benefits	143	139
Changes in collateral deposits in support of risk management activities	623	289
Changes in other working capital	(699)	(733)
Cash provided by operating activities	$855	$267
Cash Flows from Investing Activities
Payments for acquisitions of assets	$(20)	$(22)
Capital expenditures	(217)	(69)
Net purchases of emissions allowances	(3)	(7)
Proceeds from sales of assets	6	3
Proceeds from insurance recoveries for property, plant and equipment, net	100	3
Cash used by investing activities	$(134)	$(92)
Cash Flows from Financing Activities
Payments of dividends to preferred and common stockholders	(121)	(118)
Equivalent shares purchased in lieu of tax withholdings	(40)	(23)
Payments for share repurchase activity	(314)	—
Net receipts from settlement of acquired derivatives that include financing elements	25	8
Payments of deferred financing costs	(3)	—
Repayments of long-term debt and finance leases	(5)	(97)
Payments for debt extinguishment costs	—	(58)
Proceeds from credit facilities	—	525
Repayments to credit facilities	—	(525)
Cash used by financing activities	$(458)	$(288)
Effect of exchange rate changes on cash and cash equivalents	2	(2)
Net Increase/(Decrease) in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	265	(115)
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	1,173	649
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$1,438	$534

Appendix Table A-1: First Quarter 2025 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

($ in millions, except per share amounts)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [7,8]	Earnings Per Share, Diluted [7,8]
Net Income/(Loss) Available for Common Stockholders	$337	$705	$65	$55	$(429)	$733	$3.70	$3.61
Cumulative dividends attributable to Series A Preferred Stock					17	17	0.09	0.08
Net Income/(Loss)	$337	$705	$65	$55	$(412)	$750	$3.79	$3.69
Plus:
Interest expense, net	—	—	—	—	149	149	0.75	0.73
Income tax expense	—	—	—	—	235	235	1.19	1.16
Depreciation and amortization	83	37	13	182	11	326	1.65	1.61
ARO expense/(gain)	4	(14)	—	—	—	(10)	(0.05)	(0.05)
Contract and emission credit amortization, net	1	29	—	—	—	30	0.15	0.15
Stock-based compensation[1]	9	4	1	13	—	27	0.14	0.13
Acquisition and divestiture integration and transaction costs[1]	—	—	—	1	10	11	0.06	0.05
Cost to achieve[1]	—	—	—	—	3	3	0.02	0.01
Deactivation costs	3	2	—	—	—	5	0.03	0.02
Loss on sale of assets	—	—	7	—	—	7	0.04	0.03
Other and non-recurring charges[2]	(100)	—	2	25	(3)	(76)	(0.38)	(0.37)
Mark to market (MtM) (gain) on economic hedges[3]	(38)	(289)	(4)	—	—	(331)	(1.67)	(1.63)
Adjusted EBITDA	$299	$474	$84	$276	$(7)	$1,126	$5.69	$5.55
Adjusted interest expense, net[4]	—	—	—	—	(140)	(140)	(0.71)	(0.69)
Depreciation and amortization	(83)	(37)	(13)	(182)	(11)	(326)	(1.65)	(1.61)
Adjusted Income before income taxes	216	437	71	94	(158)	660	3.33	3.25
Adjusted income tax expense[5]	—	—	—	—	(112)	(112)	(0.57)	(0.55)
Adjusted Net Income before Preferred Stock dividends	216	437	71	94	(270)	548	2.77	2.70
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)	(0.09)	(0.08)
Adjusted Net Income[6]	$216	$437	$71	$94	$(287)	$531	$2.68	$2.62
1 Stock-based compensation of $1 million is reflected in acquisition and divestiture integration and transaction costs and $1 million in cost to achieve
2 Includes $(100) million of property insurance proceeds and reserves for legal matters
3 Gain of $(331) million was primarily driven by unrealized non-cash mark-to-market gains on economic hedges in the East due to large movements in natural gas and power prices
4 Excludes mark-to-market loss on interest hedges of $9 million
5 Income tax calculated using Adjusted effective tax rate (ETR) on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items. Other adjustments are shown on pre-tax basis
6 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding
8 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 198 million and on weighted average number of common shares outstanding - diluted of 203 million for the three months ended March 31, 2025

First Quarter 2025 condensed financial information by Operating Segment:

($ in millions, except per share amounts)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$2,435	$4,601	$1,097	$494	$(22)	$8,605
Cost of fuel, purchased power and other cost of sales[2]	1,698	3,860	932	34	(8)	6,516
Economic gross margin	737	741	165	460	(14)	2,089
Operations & maintenance and other cost of operations[3]	242	131	43	60	(8)	468
Selling, marketing, general and administrative[4]	196	139	42	124	1	502
Other	—	(3)	(4)	—	—	(7)
Adjusted EBITDA	$299	$474	$84	$276	$(7)	$1,126
Adjusted interest expense, net[5]	—	—	—	—	(140)	(140)
Depreciation and amortization	(83)	(37)	(13)	(182)	(11)	(326)
Adjusted Income before income taxes	216	437	71	94	(158)	660
Adjusted income tax expense[5]	—	—	—	—	(112)	(112)
Adjusted Net Income before Preferred Stock dividends	216	437	71	94	(270)	548
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)
Adjusted Net Income[5]	216	437	71	94	(287)	531
Weighted average number of common shares outstanding - basic						198
Adjusted EPS						$2.68
1 Excludes MtM loss of $15 million and contract amortization of $5 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $5 million and stock-based compensation of $2 million, ARO gain of $(10) million and other and non-recurring charges of $(99) million
4 Excludes stock-based compensation of $25 million, other and non-recurring charges of $16 million, cost to achieve of $3 million, acquisition and divestiture integration and transaction costs of $3 million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$8,585	$5	$15	$—	$—	$8,605	—	$8,605
Cost of operations (excluding depreciation and amortization shown below)[1]	6,195	(25)	346	—	—	6,516	—	6,516
Depreciation and Amortization	326	(326)	—	—	—	—	326	326
Gross margin	2,064	356	(331)	—	—	2,089	(326)	1,763
Operations & maintenance and other cost of operations	366	—	—	(5)	107	468	—	468
Selling, marketing, general & administrative	549	—	—	—	(47)	502	—	502
Other	399	(384)	—	—	(22)	(7)	252	245
Net Income/(Loss)	$750	$740	$(331)	$5	$(38)	$1,126	$(578)	$548
Less: Cumulative dividends attributable to Series A Preferred Stock	17				(17)	—	17	17
Net Income available for common stockholders	$733	$740	$(331)	$5	$(21)	$1,126	$(595)	$531
1 Excludes operations & maintenance and other cost of operations of $366 million

2 Other adj. includes stock-based compensation of $27 million, acquisition and divestiture integration and transaction costs of $11 million, loss on sale of assets of $7 million, cost to achieve of $3 million, ARO gain of $(10) million and other and non-recurring charges of $(76) million
3 Other includes adjusted interest expense, net of $140 million and adjusted income tax expense of $112 million. See previous table for details
4 See previous table for details

Appendix Table A-2: First Quarter 2024 Adjusted EBITDA and Adjusted Net Income Reconciliation by Operating Segment and Consolidated Adjusted EPS Reconciliation
The following table summarizes the calculation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income/(Loss) Available for Common Stockholders:

($ in millions, except per share amounts)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total	Earnings Per Share, Basic [6,7]	Earnings Per Share, Diluted [6,7]
Net Income/(Loss) Available for Common Stockholders	$349	$581	$(71)	$47	$(412)	$494	$2.36	$2.31
Cumulative dividends attributable to Series A Preferred Stock					17	17	0.08	0.08
Net Income/(Loss)	$349	$581	$(71)	$47	$(395)	$511	$2.44	$2.39
Plus:
Interest expense, net	—	—	—	—	134	134	0.64	0.63
Income tax expense	—	—	—	—	184	184	0.88	0.86
Loss on debt extinguishment	—	—	—		58	58	0.28	0.27
Depreciation and amortization	82	39	25	177	10	333	1.59	1.56
ARO expense	1	3	—	—	—	4	0.02	0.02
Contract and emission credit amortization, net	—	72	1	—	—	73	0.35	0.34
Stock-based compensation[1]	7	4	1	15	—	27	0.13	0.13
Acquisition and divestiture integration and transaction costs[1]	—	—	—	6	4	10	0.05	0.05
Cost to achieve[1]	—	—	—		9	9	0.04	0.04
Deactivation costs	—	5	1	—	—	6	0.03	0.03
Loss on sale of assets	4	—	—	—	—	4	0.02	0.02
Other and non-recurring charges	1	(2)	2	(1)	(11)	(11)	(0.05)	(0.05)
Mark to market (MtM) (gain)/loss on economic hedges[2]	(225)	(351)	104	—	—	(472)	(2.26)	(2.21)
Adjusted EBITDA	$219	$351	$63	$244	$(7)	$870	$4.16	$4.07
Adjusted interest expense, net[3]	—	—	—	—	(146)	(146)	(0.70)	(0.68)
Depreciation and amortization	(82)	(39)	(25)	(177)	(10)	(333)	(1.59)	(1.56)
Adjusted Income before income taxes	137	312	38	67	(163)	391	$1.87	$1.83
Adjusted income tax expense[4]	—	—	—	—	(69)	(69)	(0.33)	(0.32)
Adjusted Net Income before Preferred Stock dividends	137	312	38	67	(232)	322	$1.54	$1.51
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)	(0.08)	(0.08)
Adjusted Net Income[5]	$137	$312	$38	$67	$(249)	$305	$1.46	$1.43
1 Stock-based compensation of $2 million is reflected in cost to achieve and $1 million is reflected in acquisition and divestiture integration and transaction costs
2 Gain of $(472) million was primarily driven by unrealized non-cash mark-to-market gains on economic hedges in Texas and East due to large movements in power prices
3 Excludes mark-to-market gain on interest hedges of $12 million
4 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items. Other adjustments are shown on pre-tax basis
5 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
6 Items may not sum due to rounding
7 Earnings per share amounts are based on weighted average number of common shares outstanding - basic of 209 million and on weighted average number of common shares outstanding - diluted of 214 million for the three months ended March 31, 2024

First Quarter 2024 condensed financial information by Operating Segment:

($ in millions, except per share amounts)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$2,233	$3,576	$1,228	$468	$(6)	$7,499
Cost of fuel, purchased power and other cost of sales[2]	1,608	2,981	1,061	32	(6)	5,676
Economic gross margin	625	595	167	436	—	1,823
Operations & maintenance and other cost of operations[3]	232	103	54	54	—	443
Selling, marketing, general & administrative[4]	173	142	52	139	5	511
Other	1	(1)	(2)	(1)	2	(1)
Adjusted EBITDA	$219	$351	$63	$244	$(7)	$870
Adjusted interest expense, net[5]	—	—	—	—	(146)	(146)
Depreciation and amortization	(82)	(39)	(25)	(177)	(10)	(333)
Adjusted Income before income taxes	137	312	38	67	(163)	391
Adjusted income tax expense[5]	—	—	—	—	(69)	(69)
Adjusted Net Income before Preferred Stock dividends	137	312	38	67	(232)	322
Cumulative dividends attributable to Series A Preferred Stock	—	—	—	—	(17)	(17)
Adjusted Net Income[5]	$137	$312	$38	$67	$(249)	$305
Weighted average number of common shares outstanding - basic						209
Adjusted EPS						$1.46
1 Excludes MtM loss of $60 million and contract amortization of $10 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $6 million, ARO expense of $4 million and stock-based compensation of $3 million, other and non-recurring charges of $(1) million
4 Excludes stock-based compensation of $24 million, cost to achieve of $9 million, other and non-recurring charges of $4 million and acquisition and divestiture integration and transaction costs of $1 million
5 See previous table for details

The following table reconciles the Condensed Consolidated Results of Operations to Adjusted EBITDA and Adjusted Net Income:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deact.	Other adj.[2]	Adjusted EBITDA	Adj. to arrive at Adj Net Income[3]	Adjusted Net Income[4]
Revenue	$7,429	$10	$60	$—	$—	$7,499	$—	$7,499
Cost of operations (excluding depreciation and amortization shown below)[1]	5,207	(63)	532	—	—	5,676	—	5,676
Depreciation and amortization	333	(333)	—	—	—	—	333	333
Gross margin	1,889	406	(472)	—	—	1,823	(333)	1,490
Operations & maintenance and other cost of operations	455	—	—	(6)	(6)	443	—	443
Selling, marketing, general & administrative	549	—	—	—	(38)	511	—	511
Other	374	(318)	—	—	(57)	(1)	215	214
Net Income/(Loss)	$511	$724	$(472)	$6	$101	$870	$(548)	$322
Less: Cumulative dividends attributable to Series A Preferred Stock	17				(17)	—	17	17
Net Income available for common stockholders	$494	$724	$(472)	$6	$118	$870	$(565)	$305
1 Excludes operations & maintenance and other cost of operations of $455 million

2 Other adj. includes loss on debt extinguishment $58, stock-based compensation of $27 million, acquisition and divestiture integration and transaction costs of $10 million, cost to achieve of $9 million, ARO expense of $4 million, loss on sale of assets $4 million and other and non-recurring charges of $(11) million
3 Other includes adjusted interest expense, net of $146 million and adjusted income tax expense of $69 million. See previous table for details
4 See previous table for details

Appendix Table A-3: Three Months Ended March 31, 2025 and 2024 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

	Three Months Ended
($ in millions)	3/31/25	3/31/24
Adjusted EBITDA	$1,126	$870
Interest payments	(138)	(191)
Income tax payments	(7)	(8)
Gross capitalized contract costs	(175)	(169)
Collateral / working capital / other assets and liabilities	49	(235)
Cash provided by operating activities	855	267
Net receipts from settlement of acquired derivatives that include financing elements	25	8
Acquisition and divestiture integration and transaction costs[1]	12	17
Adjustment for change in collateral	(623)	(289)
Other	3	(2)
Adjusted cash provided by operating activities	272	1
Maintenance capital expenditures, net[2]	15	(52)
Environmental capital expenditures	(5)	(2)
Cost of acquisition	11	13
Free Cash Flow before Growth Investments (FCFbG)	$293	$(40)

1 Three months ended 3/31/25 includes $2 million cost to achieve payments and excludes $2 million non-cash stock based compensation; three months ended 3/31/24 includes $8 million cost to achieve payments and excludes $3 million non-cash stock based compensation
2 Three months ended 3/31/25 is presented net of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment of $100 million; three months ended 3/31/24 is presented net of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment of $3 million

Appendix Table A-4: Three Months Ended March 31, 2025 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the three months ended March 31, 2025:

($ in millions)	Three months ended March 31, 2025
Sources:
Adjusted cash provided by operating activities	$272
Cash collateral returned in support of energy risk management activities	92
Change in availability under revolving credit facility and collective collateral facilities	41
Maintenance and environmental capital expenditures, net[1]	10
Proceeds from sales of assets	6
Uses:
Payments for share repurchase activity	(314)
Investments and integration capital expenditures	(127)
Payments of dividends to preferred and common stockholders	(121)
Equivalent shares purchased in lieu of tax withholdings	(40)
Payments for acquisitions of assets	(20)
Acquisition and divestiture integration and transaction costs[2]	(12)
Repayments of long-term debt and finance leases	(5)
Net purchases of emission allowances	(3)
Payments of debt issuance costs	(3)
Other investing and financing	(1)
Change in Total Liquidity	$(225)
1 Three months ended March 31, 2025 is presented net of W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment of $100 million
2 Three months ended March 31, 2025 includes $2 million cost to achieve payments and excludes $2 million non-cash stock based compensation

Appendix Table A-5: Guidance Reconciliations
The following table summarizes the 2025 Guidance calculations of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS and provides a reconciliation from Net Income:

2025
($ in millions, except per share amounts)	Guidance[7]
Net Income[1]	$1,025 - $1,225
Interest expense, net	635
Income tax expense[2]	390 - 440
Depreciation and amortization	1,400
ARO expense	25
Stock-based compensation	100
Acquisition and divestiture integration and transaction costs	20
Other[3]	130
Adjusted EBITDA	$3,725 - $3,975
Adjusted interest expense, net[4]	(635)
Depreciation and amortization	(1,400)
Adjusted Income before income taxes	$1,690 - $1,940
Adjusted income tax expense[5]	(293) - (343)
Adjusted Net Income before Preferred Stock dividends	$1,397 - 1,597
Cumulative dividends attributable to Series A Preferred Stock	(67)
Adjusted Net Income[6]	$1,330 - $1,530
Weighted average number of common shares outstanding - basic	197
Adjusted EPS	$6.75 - $7.75
1 The Company does not guide to Net Income due to the impact of fair value adjustments related to derivatives in a given year. For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
2 Represents anticipated GAAP income tax
3 Includes adjustments for sale of assets, deactivation costs, and other and non-recurring charges
4 Excludes mark-to-market gains/losses on interest hedges
5 Income tax calculated using Adjusted ETR on Adjusted Income before income taxes. Adjusted ETR includes impact of NRG’s tax credits as well as non-recurring tax items. Other adjustments are shown on pre-tax basis
6 Adjusted Net Income as shown here is 'Adjusted Net Income available for common stockholders'
7 Items may not sum due to rounding

Appendix Table A-6: 2025 Guidance Reconciliations
The following table summarizes the calculation of FCFbG providing a reconciliation from Adjusted EBITDA and Cash provided by operating activities:

2025
($ in millions)	Guidance
Adjusted EBITDA	$ 3,725 - 3,975
Interest payments, net[1]	(610)
Income tax payments[2]	(125)
Gross capitalized contract costs	(895)
Working capital/other assets and liabilities[3]	(10)
Cash provided by operating activities[4]	2,085 - 2,335
Acquisition and other costs[3]	35
Adjusted cash provided by operating activities	2,120 - 2,370
Maintenance capital expenditures, net[5]	(240) - (260)
Environmental capital expenditures	(20) - (30)
Cost of acquisition	130
Free Cash Flow before Growth Investments (FCFbG)	$ 1,975 - 2,225

1 Interest payments, net represents Interest expense, net of ($635 million) on Appendix Table A-5 plus $25 million accrued interest expense not yet paid
2 Income tax payments, net represents Adjusted income tax expense of ($293 million) – ($343 million) on Appendix Table A-5 plus $168 million – $218 million accrued income tax expense not yet paid
3 Working capital/other assets and liabilities includes payments for Acquisition and divestiture integration and transition costs, which is adjusted in Acquisition and other costs, and includes net deferred revenues
4 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities
5 Maintenance capital expenditures, net is presented net of W.A. Parish Unit 8 insurance recoveries of ~$100 million related to property, plant and equipment

Non-GAAP Financial Measures

NRG reports its financial results in accordance with the accounting principles generally accepted in the United States (GAAP) and supplements with certain non-GAAP financial measures. These measures are not recognized in accordance with GAAP and should not be viewed in isolation or as an alternative to GAAP measures of performance. In addition, other companies may calculate non-GAAP financial measures differently than NRG does, limiting their usefulness as a comparative measure.

NRG uses the following non-GAAP measures to provide additional insight into financial performance:

•Adjusted EBITDA: Defined as net income less interest, taxes, depreciation, and amortization, impact of asset retirement obligation expenses and contract amortization (consisting of amortization of power and fuel contracts and amortization of emission allowances), and as further adjusted for stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, restructuring costs, and other non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments or non-controlling interests. Adjusted EBITDA is intended to facilitate period-to-period comparisons and is widely used by investors for performance assessment.

•Adjusted Net Income: Defined as net income available to common shareholders excluding the impact of asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances, stock-based compensation, impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments and non-controlling interests.

•Adjusted Earnings per Share (EPS): Defined as Adjusted Net Income, divided by the average basic common shares outstanding. The Company believes that using average basic common shares outstanding offers a more accurate view of recurring per-share earnings, as it better reflects the impact of the fully hedged convertible note callable in mid-2025.

•Adjusted Cash Provided/(Used) by Operating Activities: Defined as cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, adjustment for change in collateral, and the impact of extraordinary, unusual or non-recurring items.

•Free Cash Flow before Growth Investments: Defined as Adjusted Cash provided/(used) by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, and adjustments to exclude cost of acquisition related to growth.

Management believes these non-GAAP financial measures are useful to investors and other users of NRG's financial statements in evaluating the Company’s operating performance and growth, as well as the impact of the Company’s capital allocation program. They provide an additional tool to compare business performance across periods and adjust for items that management does not consider indicative of NRG’s future operating performance. Management uses these non-GAAP financial measures to assist in comparing financial performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.